Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT is entered into as of the 27th day of August 2005 (the “Effective Date”) by and between Bentley Pharmaceuticals, Inc., a Delaware corporation (the “Employer”), and John A. Sedor, (the “Employee”).

RECITALS

The Employer desires to employ the Employee, and the Employee desires to be employed by the Employer, all upon the terms and provisions and subject to the conditions set forth in this Agreement.

WITNESSETH

NOW THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree to be legally bound as follows:

1.                                      Employment.  The Employer hereby employs the Employee, and the Employee hereby accepts such employment, as President of the Employer upon the terms and subject to the conditions set forth in this Agreement.  The Employee shall perform such functions as are consistent with these positions under the supervision of the Chief Executive Officer or the Board of Directors of the Employer.  The Employee shall, without any compensation in addition to that which is specifically provided in this Agreement, serve in such further offices or positions with Employer or any subsidiary or affiliate of Employer (collectively, the “Employer Group”) as shall from time to time be reasonably requested by the Chief Executive Officer or the Board of Directors of Employer.

2.                                      Term.  Subject to the termination provisions hereinafter contained, the term of employment under this Agreement shall be for an initial term commencing on the Effective Date and terminating on December 31, 2006.  This Agreement shall thereafter be automatically renewed for successive one (1) year terms, unless the Employee’s employment with the Employer has been terminated, as hereinafter provided, or unless either party shall have given the other party prior notice of termination of this Agreement effective as of the date of expiration of its then applicable Term.  The initial term of employment hereunder, and any extension thereof pursuant to this paragraph, are referred to as the “Term”.

3.                                      Compensation, Reimbursement, Etc.

a.                                       Base Salary.  Commencing on the Effective Date, the Employer shall pay to the Employee as compensation for all services rendered by the Employee a base salary of $37,500.00 per month (“Base Salary”), payable in accordance with the Employer’s regular payroll practices, plus annual bonuses on a calendar year basis as determined by the Compensation Committee of the Board of Directors (the “Compensation Committee”), subject to Sections 3(d) and 3(e).  If an increase in

Base Salary is determined for a calendar year after January 1 and before April 30 of that year, the increase shall be retroactive to the beginning of that year.  Any bonus for 2005 will be prorated based on the portion of 2005 that the Employee is employed by the Employer.  Annual reviews of the Employee will be on a calendar year basis.

b.                                       Expense Reimbursement.  The Employer shall reimburse the Employee on a semi-monthly basis for all reasonable expenses incurred by the Employee in the performance of his duties under this Agreement; provided however, that the Employee shall have previously furnished to the Employer an itemized account, satisfactory to the Employer, in substantiation of such expenditures.

c.                                       Benefits.  The Employee shall be entitled to health and other benefits on the same terms and conditions as the Employer has made available to other senior executives of Employer, including participation in the Employer’s health plans.  If the Employee elects not to participate in the Employer’s health plans, Employee shall be entitled to reimbursement for the premiums paid for an alternate plan in amounts not to exceed the premiums that would have been paid on behalf of the Employee for Employer’s health plan.  The Employer shall obtain a term life insurance and disability policy for the Employee with a value equal to at least two year’s Base Salary payable to the estate or beneficiaries of the Employee upon the Employee’s death or to the Employee in the event of disability as provided in Section 7(b) hereof.

d.                                       Bonuses.  The Employee shall be eligible for a bonus each year of the Term of up to 50% of his annual Base Salary, based upon achievement of the bonus targets for the year, payable in cash and/or common stock, as determined by the Compensation Committee, subject to the terms of the applicable year’s bonus incentive plan approved by the Board of Directors and/or Compensation Committee of the Employer.  The bonus target for 2005 is 50% of annual Base Salary and shall be subject to the terms of the “Bonus Targets under the 2005 Annual Bonus Incentive Plan”, which has been approved by the Board of Directors and/or Compensation Committee of the Employer and previously provided to Employee.   Such annual bonus will be prorated as provided in Section 3(a) for 2005, and the annual bonus will be awarded for each year as soon as practicable after the Company’s annual results of operations are publicly reported in the following year.

e.                                       Automobile Allowance. The employee will receive a monthly allowance of $1,000 for an automobile of his own use.

f.                                         Annual Review.  The Employee shall be reviewed by the CEO who will give recommendations to the Compensation Committee on an annual (calendar year) basis.

g.                                      Equity Incentives.  Upon commencement of employment, the Employee will be granted an award of nonstatutory stock option (the “Initial Option”) under the

Employer’s 2005 Equity and Incentive Plan (the “Plan”) to purchase 150,000 shares of common stock of the Employer, which option shall be immediately exercisable and not subject to vesting as to 100,000 of the shares and shall become exercisable and vested as to the remaining 50,000 shares on December 31, 2005, and otherwise shall contain the customary terms and conditions for options granted under the Plan to executive employees.  Thereafter, so long as the Employee continues to be employed as an executive officer of the Employer, the Employee will be entitled to receive:

(i)                                     subject to stockholder approval of one or more increases after the date hereof totaling at least 600,000 shares in the number of shares reserved under the Plan (which is planned for the 2006 annual meeting of stockholders of the Employer), a nonstatutory stock option (the “Follow-On Option Award”) under the Plan to purchase 150,000 shares of common stock of the Employer, which option shall be on substantially the same terms as the Initial Option except that it (A) will be granted as of the date such increase in the reserved shares is approved by stockholders, (B) have an exercise price determined based on the fair market value of the common stock as of the date of grant, (C) will vest in equal quarterly installments over five years from the date of grant, and (D) in addition to any acceleration provided for in Section 8 hereof, will contain a provision that if the Employee is terminated by the Company for any reason other than “good cause” (as defined herein) after December 31, 2006 (the end of the initial term of this Agreement), on the date of such termination such number of unvested options that would have vested under the terms of the applicable option agreement had the Employee continued to be employed by the Company for the six (6) month-period following the date of termination shall immediately become vested; and

(ii)                                  subject to stockholder approval from time to time of an increase of a sufficient number of additional shares of common stock reserved under the Plan for annual grants to all eligible employees of the Employer, annual equity awards in each of the four years after 2005 with respect to no fewer than 50,000 shares (200,000 shares in the aggregate) (the “Annual Equity Awards”) under the Plan, and further subject to substantially same terms and conditions (and, if more than one type of award is granted, in the same proportions) as the annual equity awards made generally to the other executive officers of the Employer, as determined in good faith by the Compensation Committee, which awards shall be made on the same date as when annual equity awards are made generally to the other executive officers of the Employer; and

(iii)                               all of the foregoing options and common stock shall be subject to equitable adjustment in light of any stock split or stock dividend with respect to the Employer’s common stock and to reduction in the case of substitution of full value awards under the  Plan, such as Restricted Stock, in place of stock option awards, in each case as determined in good faith by the Compensation Committee.

4.                                      Duties.  The Employee will be engaged initially as President of the Employer.  In addition, the Employee shall have such other duties and hold such offices as may from time to time be reasonably assigned to him by the Chief Executive Officer or the Board of Directors of the Employer.

5.                                      Extent of Services.  During the Term, the Employee shall devote his full time, energy and attention to the benefit and business of the Employer and its affiliates and shall not be employed by another entity, either directly or as a consultant to or in any other capacity, except as approved in advance by the Employer’s Board of Directors; provided, however, that no such approval shall be required to serve as a director, officer or trustee of any trade association or of any civic or charitable organization so long as such service does not significantly interfere with the Employee’s performance of his duties at the Employer.

6.                                      Vacation.  The Employee may take a maximum of four weeks of vacation each calendar year, at times to be determined in a manner most convenient to the business of the Employer, as approved by the Chief Executive Officer.  A maximum of one week of unused vacation may be carried over from one calendar year to the next.

7.                                      Termination Following Death or Incapacity.

a.                                       Death.  All rights of the Employee under this Agreement shall terminate upon death (other than rights accrued prior thereto).  All Plan Awards shall vest in accordance with the Plan and shall be exercisable for a period of time as set forth in the Plan.  The Employer shall pay to the estate of the Employee any unpaid salary and other benefits due as well as reimbursable expenses accrued and owing to the Employee at the time of his death.  The Employer agrees to maintain life insurance coverage on the Employee in an amount equivalent to two year’s salary, which insurance will be payable to the Employee’s estate or beneficiaries upon his death as the Employee may designate.  The Employer shall have no additional financial obligation under this Agreement to the Employee or his estate beyond the term-life insurance benefit describe above.

b.                                       Disability.

i.                                          During any period of disability, illness or incapacity during the Term which renders the Employee at least temporarily unable to perform the services required under this Agreement, the Employee shall receive his salary payable under Section 3 of this Agreement, less any benefits received by him under any insurance carried by or provided by the Employer; provided however, all rights of the Employee under this

Agreement (other than rights already accrued) shall terminate as provided below upon the Employee’s permanent disability (as defined below).

ii.                                       The term “permanent disability” as used in this Agreement shall mean the inability of the Employee, as determined by the Board of Directors of the Employer, by reason of physical or mental disability to perform the duties required of him under this Agreement after a period of:  (a) 120 consecutive days of such disability; or (b) disability for at least six months during any twelve month period.  Upon such determination, the Board of Directors may terminate the Employee’s employment under this Agreement upon ten (10) days prior written notice.  In the event of permanent disability all Plan Awards shall vest in accordance with the terms of the Plan and shall be exercisable for a period of time as set forth in the Plan.

iii.                                    If any determination of the Board of Directors with respect to permanent disability is disputed by the Employee, the parties hereto agree to abide by the decision of a panel of three physicians.  The Employee and Employer shall each appoint one member, and the third member of the panel shall be appointed by the other two physicians.  If the physicians appointed by the parties have not agreed upon the third physician within fifteen (15) days, either party may  petition the New Hampshire Medical Society to appoint a third physician.  The Employee agrees to make himself available for and to submit to reasonable examinations by such physicians as may be directed by the Employer.  Failure to submit to any such exam shall constitute a material breach of this Agreement.  In the event such a panel is convened, the party whose position is not sustained will bear all the associated costs.

8.                                      Other Terminations.

a.                                       Without Cause.

i.                                          Either the Employee or the Employer may terminate the Employee’s employment hereunder at any time upon written notice.

ii.                                       If the Employee gives notice pursuant to paragraph (i) above, the Employer shall have the right to either (a) relieve the Employee, in whole or in part, of his duties under this Agreement or (b) to accelerate the date of termination of employment to coincide with the date on which the written notice is received.

iii.                                    Notwithstanding any provisions hereof to the contrary, the Employer may terminate Employee’s employment hereunder without cause at any time.  If the Employer terminates the Employee’s Employment pursuant to the provisions of this section 8(a), it shall pay to the Employee as a severance benefit, in cash, an amount equal to the Employee’s annual Base Salary plus bonus (the higher of the bonus target for the current year or the bonus paid in the prior year).  Additionally, the vesting of Plan Awards shall be accelerated on a pro rata basis determined by the number of completed months of service during the then current annual vesting period, and all other vesting of Plan Awards shall cease.

b.                                       For Cause.

i.                                          The Employer may terminate the Employee’s employment hereunder without notice (a) upon the Employee’s breach of any material provision of this Agreement, or (b) for other “good cause” (as defined below).

ii.                                       The term “good cause” as used in this Agreement shall include, but shall not be limited to:  (a) conduct which breaches the Employee’s fiduciary duties to the Employer; (b) a significant performance shortcoming, which has been brought to the Employee’s attention in writing by his supervisor, where the supervisor has provided the Employee with written performance improvement objectives and a timeline of at least three months to achieve these objectives and the Employee fails to remedy the shortcoming within such period (or such extended period as the supervisor may determine based on the employee’s progress towards achievement of the improvement plan); (c) conviction of any crime involving moral turpitude; and (d) substantial dependence, as determined by the Board of Directors of the Employer, on any addictive substance, including but not limited to alcohol, amphetamines, barbiturates, methadone, cannabis, cocaine, PCP, THC, LSD, or any other narcotic drug; provided, however, that after a Change in Control (as defined below) “good cause” termination shall not include termination for the cause set forth in the preceding clause (b).  Should the Employee dispute such a determination, the parties hereto agree to abide by the decision of a panel of three physicians as described in Section 7(b)(iii).

iii.                                    If the Employee’s employment is terminated pursuant to Section 8(b), the Employer shall pay to the Employee any unpaid salary and other benefits and reimbursable expenses accrued and owing to the Employee.  Such payment shall be in full and complete discharge of any and all liabilities or obligations of the Employer to the employee hereunder.  The Employee shall be entitled to no further benefits under this Agreement other than extension of health benefits as required by law, at the Employee’s expense. All Plan Awards shall cease vesting in accordance with the terms thereof and the Plan.

9.                                      Termination of Employment Upon Change in Control.

a.                                       For purposes hereof, a “Change in Control” shall be deemed to have occurred if:

i.                                          there has occurred a “change in control” as such term is used in Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as in effect as of the date hereof (hereinafter referred to as the “1934 Act”);

ii.                                       if there has occurred a change in “control” as the term “control” is defined in Rule 12b-2 promulgated under the 1934 Act;

iii.                                    when any person (as such term is defined in Section 3(a)(9) and 13(d)(3) of the 1934 Act, a “Person”), during the Term, becomes a beneficial owner, directly or indirectly, of securities of the Employer representing 20% or more of the Employer’s then outstanding securities having the right to vote on the election of directors if such person did not have 20% or more of the Employer’s then outstanding securities at the commencement of the Term; or if a Person having more than 20% of the Employer’s then outstanding securities increases his or its holdings by more than 15% of the Employer’s then outstanding securities during the Term;

iv.                                   if the stockholders of the Employer approve a plan of complete liquidation or dissolution of the Employer, or a merger or consolidation (a) in which the voting securities of the Employer outstanding immediately prior thereto do not represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50.1% of the combined voting securities of the Employer or such surviving entity outstanding immediately after such merger or consolidation or (b) in which no Person acquires 30% or more of the combined voting power of the Employer’s then outstanding securities; or

v.                                      if during any period of twenty-four (24) consecutive months (not including any period prior to the date of this Agreement), individuals who at the beginning of such period constitute the Board and any new director (other than a director designated by a person who has entered into an agreement with the Employer to effect a transaction described in paragraphs i, ii or iii of this section 9(a)) whose election by the Board or nomination for election by the stockholders of the Employer was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved by the stockholders, cease for any reason to constitute a majority thereof; provided, however, in no event shall any mere action (other than sales or purchases of the Employer’s outstanding securities) by Michael McGovern and the Employer be deemed to be a Change in Control.

b.                                       The Employee may terminate his employment at any time within 12 months after a Change in Control and any of the following events has occurred:

i.                                          an assignment to the Employee of any duties inconsistent with the status of the Employee’s office and/or position with the Employer as constituted immediately prior to the Change in Control or a significant adverse change in the nature or scope of the Employee’s authority, power, compensation, functions or duties as constituted immediately prior to the Change in Control,

ii.                                       a failure by the Employer, after having received written notice from the Employee specifying a material breach of its obligations pursuant to this Agreement, to cure such breach within 30 days after receipt of such notice; or

iii.                                    the Employer requires Employee to move Employee’s primary place of employment to a location more than 30 miles from Employer’s primary place of business before the Change in Control (other than temporary relocation or business travel in the ordinary course).

An election by the Employee to terminate his employment following a Change in Control shall not be deemed a voluntary termination of employment by the Employee for the purpose of interpreting the provisions of this Agreement or any of the Employer’s employee benefit plans and arrangements.  The Employee’s continued employment with the Employer for any period of time during the Term of this Agreement after a Change in Control shall not be considered a waiver of any right he may have to terminate his employment to the extent permitted under this Section 9(b).

If the Employer terminates the Employee without cause pursuant to Section 8(a) hereof within 12 months after a Change in Control has occurred, such termination shall be deemed an election by the Employee to terminate his employment pursuant to this Section 9(b) and Employee shall have the right to the compensation set forth in Section 9(c) instead of the compensation set forth in Section 8(a).  In addition, in the event of such termination, the Employee shall continue to have the obligations provided for in Sections 11 and 12 hereof.

c.                                       If the Employee’s employment with the Employer is terminated under Section 9(b) hereof,

i.                                          the Employee shall be paid in a lump sum, within 30 days after termination of employment, in cash, severance pay in an amount equal to two times (2x) the average of his aggregate cash compensation paid during the two prior calendar years (consisting of annual Base Salary and bonuses, if any).

ii.                                       If any of the Annual Equity Awards contemplated by Section 3(g) have not yet been granted because the Change in Control occurred before the grant of the Annual Equity Award would have otherwise occurred, the Employee shall also be paid in connection with payment of the lump sum an amount equal to:

(1)                                  the dollar amount, if any, that remains after subtracting the exercise price of the most recent Annual Equity Award made to the Employee (or if none has occurred, the Initial Option) from the fair market value of the Employer’s common stock as of the date of the Change in Control (or, if the Change in Control occurs in connection with an acquisition or other transaction in which all outstanding Awards granted to Employer’s employees under the Plan are terminated if not exercised pursuant to their terms, the consideration per share of the Employer’s common stock delivered for each share of common stock underlying such outstanding Awards, multiplied by

(2)                                  the remainder of (A) 200,000 (or, if the Follow-On Option Award has not been granted before the Change in Control, 350,000), less (C) the number of shares of Employer’s common stock that are subject to Annual Equity Awards granted to the Employee before the Change in Control (which amount shall be subject to equitable adjustment for any equitable adjustments in the number of shares subject to Annual Equity Awards previously made in accordance with Section 3(g));

iii.                                    all stock options and other equity Awards under the Plan held by the Employee immediately prior to the effective date of the Change in Control shall immediately vest and become fully exercisable for the period of time indicated in the option contract;

iv.                                   health benefits as provided in Section 3(c) shall continue for up to two years from the date of termination, including reimbursement of COBRA payments to the extent no longer covered under the Employer’s plans; provided, however, that benefits will be subject to mitigation to the extent of comparable benefits at a new job; and

v.                                      life insurance benefits may be continued for up to two years from the date of termination at the option of the Employee and at the Employee’s expense.

The lump sum severance payment described in clause (i), and any additional amount described in clause (ii) of this Section 9(c) are hereinafter referred to collectively as the “Termination Compensation.”  The amount of the Termination Compensation shall be determined, at the expense of the Employer, by its regular outside certified public accountants.  If a Change in Control has occurred before the Follow-On Option Award and all of the Annual Equity Awards provided in Section 3(g) have been granted to the Employee, the Employer’s obligation to make any such award or awards shall be satisfied in full by payment of the amount to be paid in lieu thereof pursuant to Section 9(c)(ii).  Upon payment of the Termination Compensation and any other accrued compensation, this Agreement shall terminate (except for the Employee’s obligations pursuant to Sections 10, 11, 12, 13 and 14 hereof and the continuing obligations to provide the benefits set forth in clauses (ii) – (v) of this Section 9(c) in accordance with the terms thereof) and be of no further force or effect.

d.                                       After a Change in Control has occurred, the Employer shall honor the Employee’s exercise of the Employee’s outstanding stock options and any other equity related rights, in accordance with this Employment Agreement.  After a Change in Control has occurred and the Employee’s employment is terminated as a result thereof, the Employee (or his designated beneficiary or personal representative(s) shall also receive, except to the extent already paid pursuant to Section 9(c)(i) hereof or otherwise, the sums the Employee would otherwise have received (whether under this Agreement, by law or otherwise) by reason of termination of employment as if a Change in Control had not occurred.

e.                                       The Employee shall not be required to mitigate the payment of the Termination Compensation or other benefits or payments by seeking other employment.  To the extent that the Employee shall, after the Term of this Agreement, receive compensation from any other employment, the payment of Termination Compensation or other benefits or payments shall not be adjusted (except as set forth in Section 9(c)(iii)).

10.                               Disclosure, Proprietary Rights.  The Employee agrees that during the Term of his employment by the Employer, he will disclose only to the Employer all ideas, methods, plans, formulas, processes, trade secrets, developments, or improvements known by him which relate directly or indirectly to the business of the Employer, including any lines of business, acquired by the Employee during his employment by the Employer; provided, that nothing in this Section 10 shall be construed as requiring any such communication where the idea, plan, method or development is lawfully protected from disclosure, including but not limited to trade secrets of third parties.  For purposes of the Agreement, the term “the business of the Employer” shall include, without limitation, the following:  the design, development, obtaining regulatory approval, production, manufacturing, marketing, and licensing of prescription and non-prescription drugs, medical devices, and methods for the diagnosis, evaluation, treatment or correction of any disease, injury, illness or other medical or health condition and such other lines of business as the Employer shall engage in during the Term hereof.  The parties further agree that any inventions, formulas, trade secrets, ideas, or secret processes which shall arise from any disclosure made by the Employee pursuant to this paragraph, whether or not patentable, shall be and remain the sole property of the Employer.

11.                               Confidentiality.  The Employee agrees to keep in strict secrecy and confidence any and all information the Employee assimilates or to which he has access during his employment by the Employer and which has not been publicly disclosed and is not a matter of common knowledge in the fields of work of the Employer.  The Employee agrees that both during and after the Term of his employment by the Employer, he will not, without prior written consent of the Employer, disclose any such confidential information to any third person, partnership, joint venture, company, corporation, or other organization.

12.                               Non-Competition.  If the Employee is terminated for good cause the Employee covenants that he will not engage, directly or indirectly, alone or in conjunction with others, as an agent, employee, investor, director, shareholder or partner in any business which provides products, information and/or services to the public which are competitive with those provided by the Employer Group; provided, however, that the ownership by the Employee of 5% or less of the issued and outstanding shares of any class of securities which is traded on a national securities exchange or, in the over the counter market shall not constitute a breach of the provisions of this section.  The Employee will not on his own behalf or on behalf of any other business enterprise, directly or indirectly, solicit or induce any creditor, customer, client, supplier, officer, employee or agent of the Employer Group to sever his/her or its relationship with or leave the employ of the Employer Group.  The covenants in this Section 12 shall continue in full force and effect throughout the Term hereof and for a one year period subsequent to the termination hereof.

13.                               Conflict of Interest.  The employee shall devote his full time, energy and attention to the benefit and business of the employer and its affiliates and shall not be employed by another entity, except as permitted in Section 5.  It is understood by and between the parties hereto that the foregoing restrictive covenants set forth in Sections 10, 11, 12, 13 and 14 are essential elements of this Agreement, and that but for the agreement of the Employee to comply with such covenants, the Employer would not have entered into this Agreement.  Notwithstanding anything to the contrary in this Agreement, the terms and provisions of Sections 11, 12, 13 and 14 of this Agreement, together with any definitions used in such terms and provisions, shall survive the termination or expiration of this Agreement.  The existence of any claim or cause of action of the Employee against the Employer, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Employer of such covenants.

14.                               Specific Performance.  The Employee agrees that damages at law will be insufficient remedy to the Employer if the employee violates the terms of Sections 10, 11, 12 or 13 of this Agreement and that the Employer shall be entitled, upon application to a court of competent jurisdiction, to obtain injunctive relief to enforce the provisions of such Sections, which injunctive or other equitable relief shall be in addition to any other rights or remedies available to the Employer, and the Employee agrees that he will not raise and hereby waives any objection or defense that there is an adequate remedy at law.

15.                               Compliance with Other Agreements.  The Employee represents and warrants that the execution of this Agreement by him and his performance of his obligation hereunder will not conflict with, result in the breach of any provision of, terminate, or constitute a default under any agreement to which the Employee is or may be bound.

16.                               Waiver of Breach.  The waiver by the Employer of a breach of any of the provisions of this Agreement by the Employee shall not be construed as a waiver of any subsequent breach by the Employee.  The waiver by the Employee of a breach of any of the provisions of this Agreement by the Employer shall not be construed as a waiver of any subsequent breach by the Employer.

17.                               D&O Insurance; Indemnification.  The Employer hereby agrees to maintain in full force and effect for the duration of this Agreement, Director’s and Officer’s Liability Insurance of at least $5,000,000 and to indemnify and hold harmless to the full extent permitted by law, the Employee for acts performed by him in carrying out his duties and responsibilities in accordance with this Agreement.

18.                               Binding Effect, Assignment.  The rights and obligations of the Employer under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Employer.  This Agreement is a personal employment contract and the rights, obligations and interests of the Employee hereunder may not be sold or assigned or hypothecated.  Whenever in this Agreement reference is made to any party, such reference shall be deemed to include the successors, assigns, heirs, and legal representatives of such party, and without limiting the generality of the foregoing, all representations, warranties, covenants and other agreements made by or on behalf of the Employee in this Agreement shall inure to the benefit of the successors and assigns of the Employer; provided, however, that nothing herein shall be deemed to authorize or permit the Employee to assign any of his rights or obligations under this Agreement to any other person (whether or not a family member or other affiliate of the Employee, other than as specifically provided in this Agreement), and the Employee covenants and agrees that he shall not make any such assignments.

19.                               Modification, Amendment, Etc.  Each and every modification and amendment of this Agreement shall be in writing and signed by all of the parties hereto, and each and every waiver of, or consent to any departure from, any representation, warranty, covenant or other term or provision of this Agreement shall be in writing and signed by each affected party hereto.

20.                               Notice.  Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and if sent by certified or registered mail, first class, return receipt requested, to the Employer, at its executive offices as set forth in its filings with the Securities and Exchange Commission and, to the Employee, at his address as set forth on the current employment records of the Employer.

21.                               Severability.  It is agreed by the Employer and Employee that if any portion of the provisions set forth in this Agreement are held to be unreasonable, arbitrary or against public policy, then that portion of such covenants shall be considered divisible both as to time and geographical area.  The Employer and Employee agree that if any court of competent jurisdiction determines the specific time period or the specified geographical area applicable to this Agreement to be unreasonable, arbitrary or against public policy, then a lesser time period or geographical area which is determined to be reasonable, non-arbitrary and not against public policy may be enforced against the Employee.  The Employer and Employee agree that the foregoing covenants are appropriate and reasonable when considered in light of the nature and extent of the business conducted by the Employer.

22.                               Entire Agreement.  This Agreement contains the entire agreement between the Employer and the Employee and supersedes all prior agreements and understandings, oral or written, with respect to the subject matter hereof.

23.                               Headings.  The headings contained in this agreement are for reference purposes only and shall not affect the meaning or interpretation of the Agreement.

24.                               Governing Law; Forum.  This Agreement shall be construed and enforced in accordance with the laws of the State of New Hampshire.  Any action brought pursuant to this Agreement or in relation to its breach may be heard by any court of competent jurisdiction having jurisdiction thereof.

25.                               Counterparts.  This Agreement may be executed in two counterpart copies of the entire document or of signature pages to the document, each of which may be executed by one or more of the parties hereto, but all of which when taken together, shall constitute a single agreement binding upon all of the parties hereto.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the day and year first written above.

Employer:		Employee:
BENTLEY PHARMACEUTICALS, INC.

By:	/s/ James R. Murphy	By:	/s/ John A. Sedor
	James R. Murphy Chairman and CEO		John A. Sedor